[LOGO]
                                                                    EXHIBIT 99.1

             NUTRITION 21 RAISES $10.0 MILLION IN PRIVATE PLACEMENTS

      PURCHASE, N.Y., May 19, 2006 - Nutrition 21 (NASDAQ: NXXI), the leading developer and marketer of chromium-based nutritional supplements, today announced that it completed separate private placements of 5,555,556 shares of common stock at $1.80 per share for aggregate gross proceeds of $10.0 million. The Company also issued to the investors 2,222,222 five-year warrants that are exercisable at $2.20 per share. The securities were sold pursuant to separate agreements to a select group of institutional and private investors, including Fort Mason Capital LLC and BETA. C.E. Unterberg Towbin, LLC acted as the primary financial advisor to Nutrition 21 in these placements.

      The Company intends to use the net proceeds from the sale of these securities primarily for marketing and advertising of Chromax(R) and Diachrome(R), the Company's first branded chromium picolinate-based proprietary products. In addition, a portion of the net proceeds will be allocated to continue to aggressively enforce the Company's patent rights.

      Paul Intlekofer, President and Chief Executive Officer of Nutrition 21, said, "The quality of investors in theseprivate placements reflects the confidence we share in our business strategy, as well as the market potential of our products."

      Dr. Mitchell Blutt, CEO of BETA, one of the lead investors in this financing, stated, "As a healthcare focused investment firm, the basis of our interest in Nutrition 21 is the strength of its proprietary science and its market potential."

      This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The securities have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Nutrition 21 has agreed pursuant to separate registration rights agreements to file a registration statement covering resales by the investors of the common stock sold to the investors and the common stock issuable on exercise of the warrants.

      SAFE HARBOR PROVISION
      This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate," "intend" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2005. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.